   As filed with the Securities and Exchange Commission on November 30, 1999

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                  GENCORP INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                      Ohio
         (State or Other Jurisdiction of Incorporation or Organization)

                                    34-024400
                      (I.R.S. Employer Identification No.)

     Highway 50 and Aerojet Road,
     Rancho Cordova, California                           95670
     (Address of Principal Executive Offices)             (Zip Code)

     P.O. Box 537012
     Sacramento, California                               95853-7012
     (Mailing Address)                                    (Zip Code)


             GENCORP INC. 1999 EQUITY AND PERFORMANCE INCENTIVE PLAN
                            (Full Title of the Plan)

                               William R. Phillips
                                    Secretary
                                  GenCorp Inc.
                                 P.O. Box 537012
                        Sacramento, California 95853-7012
                     (Name and Address of Agent For Service)

Telephone Number, Including Area Code, of Agent For Service:  916/355-4000

                                 ---------------

                         CALCULATION OF REGISTRATION FEE
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
       Title Of                 Amount                Proposed               Proposed               Amount Of
      Securities                 To Be                 Maximum                Maximum             Registration
         To Be                Registered              Offering               Aggregate                 Fee
      Registered                                      Price Per              Offering
                                                      Share (1)              Price (1)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
     Common Stock
  Par Value $0.10 (2)          2,700,000             $11.53125           $31,134,375             $8,656
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h)(1) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average high and low sale prices for such common stock, par value $0.10 per share of GenCorp Inc. (the "Common Stock") on the New York Stock Exchange on November 23, 1999.

(2) One preferred share purchase right (a "Right") will also be issued with respect to each common share. The Terms of the Rights are described in Note N to the Registrant's Annual Report on Form 10-K for the fiscal year ended November 30, 1998.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

                  The following documents previously filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated herein by reference:

                  (a) the Registrant's Annual Report on Form 10-K for the fiscal year ended November 30, 1998;

                  (b) the Registrant's Quarterly Reports on Form 10-Q for the periods ended February 28, 1999, May 31, 1999 and August 31, 1999;

                  (c) the Registrant's Current Reports on Form 8-K filed on December 22, 1998, July 7, 1999, August 11, 1999,
                           August 12, 1999 and October 14, 1999;

                  (d) the Registrant's Annual Reports of Employee Stock Purchase Plans on Form 11-K filed on April 28, 1999;

                  (e) the description of the Registrant's capital stock contained in the Registrant's Registration Statement on Form 10 dated May 20, 1935, as amended by Amendment No. 1 on Form 8, dated March 29, 1989; and;

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates, that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel

                  The opinion and consent of William R. Phillips, Senior Vice President, Law; General Counsel and Secretary of the Registrant, addressing certain legal matters is attached hereto as Exhibit 5.1. As of October 1, 1999, Mr. Phillips was the beneficial owner of 17,326 shares of the Registrant's Common Stock.

Item 6.  Indemnification of Directors and Officers

                  Article Two, Section 10 of the Code of Regulations of the Registrant concerns indemnification of the Registrant's directors and officers and provides as follows:

                                 INDEMNIFICATION

                  The Corporation shall indemnify each official against all expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of any action by or in the right of the Corporation to procure a judgment in its favor, or in connection with any appeal therein, to which he is made or threatened to be made a party by reason of being or having been an official, except in relation to matters as to which he is adjudged by the express terms of a judgment rendered in the final determination of the merits in such action to be liable for negligence or misconduct in the performance of his duty to the Corporation. Such indemnification shall not include amounts paid to the Corporation by judgment or in settling or otherwise disposing of a pending of threatened action.

                  The Corporation shall indemnify each official made or threatened to be made a party to any action (other than one by or in the right of the Corporation to procure a judgment in its favor but including any action by or in the right of a related corporation) by reason of being or having been an official, against all judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, actually and necessarily incurred by him as a result of such action, or any appeal therein, if he acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the Corporation and, in criminal actions, in addition, had no reasonable cause to believe that this conduct was unlawful. The termination of any such action by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such official did not act, in good faith, for a purpose which he reasonably believed to be in the best interests of the Corporation or that he had reasonable cause to believe that his conduct was unlawful.

                  If any official has been wholly successful, on the merits or otherwise, in the defense of an action of the character described in the first two paragraphs of this Section 10, he shall be entitled to indemnification as authorized in such paragraphs. Except as provided in the preceding sentence (and unless otherwise ordered by a court) any indemnification under such paragraphs shall be made by the Corporation, if and only if authorized in the specific case:

                  (1) By the Board of Directors acting by a quorum consisting of directors who are not parties to such action or who were wholly successful in such action on the merits or otherwise, upon a finding that the official seeking indemnification under the first paragraph of this Section 10 has not been negligent or guilty of misconduct in the performance of his duty to the Corporation as charged in the action, or if seeking indemnification under the first paragraph of this Section 10 has not been negligent or guilty of misconduct in the performance of his duty to the Corporation as charged in the action, or if seeking indemnification under the second paragraph of this Section 10, has met the standard of conduct set forth in such paragraph, or,

                  (2) If such a quorum is not obtainable with due diligence;

                           (a) By the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because such official has not been negligent or guilty of misconduct or has met the standard of conduct set forth in the second paragraph of this
                           Section 10, as the case may be, or

                           (b) By a committee, appointed by the Board of Directors, of two (2) or more shareholders who are not Directors, officers or employees of the Corporation, upon a finding that such official has not been negligent or guilty of misconduct or has met the standard of conduct set forth in the second paragraph of this Section 10, as the case may be.

                  For purposes of this Section 10, (1) a "related corporation" shall mean any corporation in which the Corporation owns or owned shares or of which it is or was a creditor, (2) "official" shall mean a Director, officer, former Director or former officer of the Corporation or any person who serves or has served at its request as a director or officer of the Corporation or any person who serves or has served at its request as a director or officer of a related corporation, and (3) "action" shall mean any civil or criminal action, suit or proceeding.

                  Nothing in this Section 10 shall limit the power of the Corporation to indemnify or agree to indemnify any person not covered by this
Section 10 under these provisions or to indemnify or agree to indemnify any person in any case not provided for herein.

                  The provisions of this Section 10 shall be in addition to any rights to, or eligibility for, indemnification to which any person concerned may otherwise be or become entitled by agreement, provision of the Articles of Incorporation, vote of shareholders, court order or otherwise, and shall inure to the benefit of the heirs, executors, and administrators of each such person.

                  The provisions of this Section 10 shall apply in respect of all alleged or actual causes of action or offenses accrued or occurring before, on or after its adoption.

                  Section 1701.13(E) of the Ohio General Corporation Law authorizes a corporation under certain circumstances to indemnify any director, trustee, officer, employee or agent in respect of expenses and other costs reasonably incurred by him in connection with any action, suit or proceeding to which he is made a party or threatened to be made a party by reason of the fact that he was a director, trustee, officer, employee or agent of the corporation. In general, indemnification is permissible only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that indemnification is not permitted if the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless authorized by a court. To the extent that a director, trustee, officer, employee or agent has been successful in the defense of any such action, suit or proceeding, he is entitled to be indemnified against his reasonable expenses incurred in connection therewith by
Section 1701.13(E)(3) of the Ohio General Corporation Law.

                  The Registrant maintains and pays the premiums on contracts insuring the Registrant (with certain exclusions) against any liability to directors and officers it may incur under the above indemnity provisions and insuring each director and officer of the Registrant (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Registrant, even if the Registrant does not have the obligation or right to indemnify such person against such liability or expense.

                  The Registrant has entered into indemnity agreements with certain of its executive officers and directors to indemnify them against liability and expenses, including legal fees, which he or she may incur by reason of his or her relationship to the Registrant.

Item 8.  Exhibits.

                  4.1 Amended Articles of Incorporation of GenCorp Inc., as amended as of December 7, 1987 (incorporated by reference to Exhibit A to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1988, File No. 1-1520).

                  4.2 Code of Regulations of GenCorp Inc., as amended November 25, 1987 (incorporated by reference to Exhibit B to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1988, File No. 1-1520).

                  4.3 Amended and Restated Rights Agreement (with exhibits) dated as of December 7, 1987 between GenCorp Inc. and Morgan Shareholder Services Trust Company as Rights Agent (incorporated by reference to Exhibit D to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1987, File No. 1-1520).

                  4.4 Amendment to Rights Agreement among GenCorp Inc., The First Chicago Trust Company of New York, as resigning Rights Agent and The Bank of New York, as successor Rights Agent, dated August 31, 1995 (incorporated by referenced to Exhibit A to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995, File No. 1-1520).

                  4.5 Amendment to Rights Agreement between GenCorp Inc. and The Bank of New York as successor Rights Agent, dated as of January 20, 1997 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K Date of Report January 20, 1997, File No. 1-1520).

                  4.6 Information relating to the Company's long-term debt is set forth in Note I of the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1999, which information is incorporated herein by reference. Instruments defining the rights of holders of other long-term debt are not filed herewith since no such single debt item exceeds 10 percent of consolidated assets. The Company agrees, however, to furnish a copy of any such agreement or instrument to the Commission upon request.

                  4.7      GenCorp Inc. 1999 Equity and Performance Incentive
                           Plan.

                  5.1      Opinion of Counsel of GenCorp Inc.

                  23.1     Consent of Counsel of GenCorp Inc. (included in
                           Exhibit 5.1).

                  23.2     Consent of Ernst & Young LLP, Independent Auditors.

                  24.1     Powers of Attorney.

Item 9.  Undertakings.


                  (a)      The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i) To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the prospectus any facts
                  or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                                    (iii) To include any material information
                  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cordova, State of California, on November 30, 1999.


                                     GENCORP  INC.


                                     By: /s/ William R. Phillips
                                        ----------------------------------------
                                     William R. Phillips, Senior Vice President,
                                     Law; General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                    TITLE

                           *                 Chairman, Chief Executive Officer
--------------------------------               and Director (Principal Executive
Robert A. Wolfe                                 Officer)


                           *                 Senior Vice President and Chief
--------------------------------               Financial Officer (Principal
Terry L. Hall                                  Financial Officer and Principal
                                               Accounting Officer)


                           *                 Director
--------------------------------
J. Garry Cooper


                           *                 Director
--------------------------------
William K. Hall


                           *                 Director
--------------------------------
Dr. Robert  K. Jaedicke


                           *                 Director
--------------------------------
James M. Osterhoff


* This Registration Statement has been signed on behalf of the above officers and directors by William R. Phillips, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.



Dated: November 30, 1999               By: /s/ William R. Phillips
                                           ------------------------------------
                                            William R. Phillips
                                            Senior Vice President, Law;
                                            General Counsel and Secretary

                                  EXHIBIT INDEX



                  4.1 Amended Articles of Incorporation of GenCorp Inc., as amended as of December 7, 1987 (incorporated by reference to Exhibit A to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1988, File No. 1-1520).

                  4.2 Code of Regulations of GenCorp Inc., as amended November 25, 1987 (incorporated by reference to Exhibit B to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1988, File No. 1-1520).

                  4.3 Amended and Restated Rights Agreement (with exhibits) dated as of December 7, 1987 between GenCorp Inc. and Morgan Shareholder Services Trust Company as Rights Agent (incorporated by reference to Exhibit D to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1987, File No. 1-1520).

                  4.4 Amendment to Rights Agreement among GenCorp Inc., The First Chicago Trust Company of New York, as resigning Rights Agent and The Bank of New York, as successor Rights Agent, dated August 31, 1995 (incorporated by referenced to Exhibit A to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995, File No. 1-1520).

                  4.5 Amendment to Rights Agreement between GenCorp Inc. and The Bank of New York as successor Rights Agent, dated as of January 20, 1997 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K Date of Report January 20, 1997, File No. 1-1520).

                  4.6 Information relating to the Company's long-term debt is set forth in Note I of the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1999, which information is incorporated herein by reference. Instruments defining the rights of holders of other long-term debt are not filed herewith since no such single debt item exceeds 10 percent of consolidated assets. The Company agrees, however, to furnish a copy of any such agreement or instrument to the Commission upon request.

                  4.7      GenCorp Inc. 1999 Equity and Performance Incentive
                           Plan.

                  5.1      Opinion of Counsel of GenCorp Inc.

                  23.1     Consent of Counsel of GenCorp Inc. (included in
                           Exhibit 5.1).

                  23.2     Consent of Ernst & Young LLP, Independent Auditors.

                  24.1     Powers of Attorney.